Exhibit 10.3 - Confidential Materials Omitted And Filed Separately With The Securities And Exchange Commission. Asterisks Denote Omissions

Final

LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Agreement") is entered into in Taizhou, China on July 3, 2007 (the "Effective Date") between:

(1) Zhejiang Hisun Pharmaceutical Co., Ltd., 46 Waisha Road, Jiaojiang District, Taizhou City, Zhejiang, The Peoples Republic of China (hereinafter referred to as "Hisun"), whose legal representative is Mr. Bai Hua, who holds the position of President, and is of Chinese nationality; and

(2) Alpharma (Taizhou) Pharmaceutical Co., Ltd., 56 Binhai Road, Jiaojiang District, Taizhou City, Zhejiang, The Peoples Republic of China (hereinafter referred to as "Alpharma"), whose legal representative is Mr. Carl-Åke Carlsson, who holds the position of Chairman of the Board, and is of Norwegian nationality.

WHEREAS, Alpharma and Hisun have concurrently herewith entered into an Acquisition and Construction Agreement concerning Alpharma's purchase from Hisun of certain of Hisun's assets used to produce Vancomycin, including final handling, and Hisun's construction for Alpharma of an additional manufacturing facility to produce Vancomycin; and

WHEREAS, pursuant to the Acquisition and Construction Agreement, Hisun has also agreed to lease to Alpharma certain buildings and equipment presently used and/or to be used in the manufacture of Vancomycin; and

WHEREAS, the Parties wish to memorialize in this Agreement the lease arrangements contemplated under the Acquisition and Construction Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. Definitions

1.1 In this Agreement, capitalized terms not defined herein shall have the meanings set forth in the Index of Terms attached as Schedule 1 to the Acquisition and Construction Agreement. In addition, the following terms and expressions shall have the respective meanings set forth below:

1.2 "Leased Buildings" has the meaning specified in Clause 2.2.

1.3 "Leased Manufacturing Equipment" has the meaning specified in Clause 2.3.

1.4 "Leased Property" shall mean the Leased Buildings and the Leased Manufacturing Equipment.

1.5 "Rent" has the meaning specified in Clause 3.1.

2. Agreement to Lease

2.1 Hisun agrees to lease to Alpharma the Leased Property, and Alpharma agrees to lease from Hisun the Leased Property, in accordance with the terms and conditions set forth in this Agreement.

2.2 The Leased Buildings are located at ****. The Leased Buildings shall comprise the following:

2.2.1 **** as specified in the site map and building plan included under Appendix 1.

2.2.2 **** as specified in the site map and building plan included under Appendix 1.

2.3 The Leased Manufacturing Equipment shall comprise the following:

2.3.1 ****, which assets are specified in Appendix 2.

2.4 The Parties recognize and agree that the buildings and premises that are part of the Leased Property are located within areas and premises owned and used by Hisun. Hisun agrees to allow Alpharma's Employees and representatives full and unrestricted access to and from the Leased Property.

3. Rent

3.1 In consideration for the right to use the Leased Property, Alpharma shall pay ****.

3.2 The Rent specified in Clause 3.1 shall not be subject to any adjustment unless expressly agreed between the Parties.

3.3 The Rent payable according to Clause 3.1 shall be payable ****. In the event Alpharma fails to pay the Rent for more than 15 days after the due date, Alpharma shall pay a penalty computed at the rate of 1.0% per month of the payment due.

3.4 The Rent shall be invoiced by Hisun and payable in the RMB-equivalent of the U.S. dollar-denominated amount (using the RMB-US dollar conversion rate in effect on the date of the invoice according to the Financial Times).

3.5 Each Party shall be individually responsible for the payment of any taxes imposed on it under the laws of the People's Republic of China or otherwise, and this Agreement shall not shift any tax obligation between the Parties.

3.6 No security deposit is payable by Alpharma in respect of the Leased Property.

4. Utilities

4.1 Hisun will supply utilities for the Leased Property and Manufacturing Equipment located therein including but not limited to heating, electricity, hot and cold water and steam as requested by Alpharma from time to time. The Rent payable by Alpharma hereunder is not in consideration for the supply of such utilities; rather, such utilities are provided according to the terms of, and for the consideration set forth in, the Operation Services Agreement.

5. Authorized Use of the Leased Property

5.1 Alpharma may use the Leased Property for ****.

5.2 Hisun warrants that the use of the Leased Property for the purpose stipulated in Clause 5.1 above is in accordance with applicable law in The People's Republic of China as of the Effective Date.

5.3 Alpharma will ensure from time to time that the business carried out by Alpharma at the Leased Property during the term of the Agreement complies with public regulations of The People's Republic of China. Alpharma shall utilize the Leased Equipment in a normal commercial manner and use reasonable commercial efforts to comply with applicable manufacturer's guidelines.

5.4 Alpharma shall be entitled to have its registered business address at the Leased Buildings if required by the laws or regulations of The People's Republic of China.

6. Maintenance and Site Service

6.1 Hisun shall at its own cost be responsible for the structural, exterior and interior maintenance of the Leased Property, including all exterior and interior and surfaces, whether painted, whitewashed, oiled or similarly treated surfaces, and shall maintain the Leased Property in good state of repair at all times, including any maintenance that is the result of ordinary wear and tear from the anticipated use of the Leased Property.

6.2 Hisun shall be responsible for the provision of all ordinary site services including but not limited to facility management, fire brigade services, telecommunication lines, exterior cleaning of the property and outdoor facilities, snow clearing, etc.

6.3 Alpharma shall immediately notify Hisun of any damage to the Leased Property that urgently requires remedial work. Alpharma shall handle the Leased Property with due care and shall remedy any damage to the Leased Property caused by Alpharma's failure to handle the Leased Property with due care or other neglect on the part of Alpharma.

6.4 Alpharma shall agree to insure the Leased Property or any part thereof against any direct physical loss or damage to the Leased Property. Such insurance would be obtained at Alpharma's own cost.

7. Changes to the Leased Property

7.1 Alpharma is entitled to make alterations to the buildings and equipment that are part of the Leased Property, provided such alterations are reasonably required for the operation of the Manufacturing Facility, without the necessity of obtaining the approval of Hisun. Major structural alterations to the Leased Property shall require the written approval of Hisun.

7.2 Alpharma shall ensure that any alterations to the Leased Property are in compliance with applicable law in The People's Republic of China, and shall be responsible for obtaining any required approvals.

8. Registrations and Permits

8.1 Hisun hereby warrants and undertakes to Alpharma that it has already effected and obtained and/or shall promptly effect and obtain all valid and effective registrations, permits, licenses, consents and/or approvals from any state, governmental or public bodies and authorities of The People's Republic of China which are necessary for acceptance of the terms and conditions of this Agreement by Hisun and all obligations to be performed by Hisun under this Agreement.

8.2 Hisun further undertakes to Alpharma that it shall, upon request by Alpharma, promptly deliver all documents evidencing the effecting of any of the aforesaid registrations, and/or any of the aforesaid permits, licenses, consents and approvals to Alpharma for its inspection and/or retention.

9. Term and Termination

9.1 Unless earlier terminated as provided in Section 9.2 or 9.3 below, this Agreement shall remain in effect until **** after the Effective Date ("Initial Term") and will automatically renew for **** periods (each a "Renewal Term" and collectively with the Initial Term, the "Term") thereafter unless terminated earlier by either Party with at least **** written Notice prior to the end of the Initial Term or any Renewal Term. Alpharma and Hisun hereby waive any right that either of them may claim under applicable law to require a longer notice period.

9.2 This Agreement shall terminate automatically upon the termination or expiration of the Operation Services Agreement.

9.3 This Agreement may be terminated without recourse to any court:

9.3.1 By either Party upon notice to the other Party, with immediate effect, in the event of (i) an assignment by the other Party for the benefit of creditors; (ii) the admitted insolvency of the other Party; (iii) the institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party (other than a solvent reorganization); or (iv) the taking of any action by the other Party under an act for relief from creditors; in all cases to the extent permitted by applicable law.

9.3.2 By either Party, in case of a Material Breach by the other Party of its obligations under this Agreement upon 60 (sixty) days' written notice specifying the Material Breach to the other Party, unless in case the breach is curable and such breach is cured or the Parties have reached agreement on a plan to achieve a cure of such breach prior to the end of such 60 (sixty) day period.

9.4 Unless otherwise agreed, Alpharma will not be required to restore the Leased Property to its original state and condition (and in all circumstances excepting normal wear and tear and inherent structural defect) upon termination or expiration of this Agreement.

9.5 Notwithstanding the termination of this Agreement, the provisions of Clause 11 (Governing Law and Arbitration) shall remain in full force between the Parties.

10. Force Majeure

10.1 Neither Party will be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in the performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is caused by a Force Majeure Event, and the circumstances constituting such Force Majeure Event were promptly provided to the other Party, provided that the Party subject to such Force Majeure Event takes all reasonable steps to resolve the circumstances constituting such Force Majeure Event as soon as reasonably possible.

11. Governing Law and Arbitration

11.1 This Agreement shall be governed by the substantive laws of The People's Republic of China, without regard to its conflicts of law rules.

11.2 The Parties shall attempt to resolve any dispute arising out of or relating to the implementation of this Agreement through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party written Notice of a request for such consultation. On proposal of a Party and consent of the other Party, the dispute may also be mediated by a third party designated by the Parties.

11.3 In the event that a dispute or alleged breach of this Agreement arises between the Parties, the Parties shall work together in good faith to resolve the matter internally (including the involvement of such representatives of the Parties that have the authority to finally settle such dispute). If the Parties are unable to resolve any dispute within 30 (thirty) days from written Notice from the other Party of the institution of the dispute, the dispute shall be promptly submitted to arbitration pursuant to this Clause 11.

11.4 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force except as otherwise provided in this Clause 11.4. The appointing authority shall be the Hong Kong International Arbitration Centre ("HKIAC"), and the place of arbitration shall be HKIAC in Hong Kong. There shall be only one arbitrator, unless either Party requests that there shall be three arbitrators in which case there shall be three. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. The language of the arbitration shall be English. The arbitration award shall be final and binding on both Parties.

11.5 During arbitration proceedings, the Parties shall continue to perform their respective responsibilities under this Agreement.

11.6 Each Party shall bear its own costs and expenses and an equal share of the arbitrator's and administrative fees of arbitration.

12. Remedies not Exclusive

12.1 Exercise by a Party of any right of termination or any other remedy available to it under this Agreement shall not constitute a waiver of any right of a Party for recovery of any monies due under the Agreement or any other right or remedy, which the Party may have under this Agreement or according to law, unless it is specifically stated that the remedy is sole and exclusive.

13. Cooperation and Assignment

13.1 Each Party will reasonably cooperate with the other in the performance of its respective obligations under the Agreement, including the collection and supply of data. Hisun agrees to assist Alpharma in obtaining and maintaining all permits necessary to produce the Product.

13.2 Neither Party shall make an Assignment without the prior written consent of the other Party. In the event of any Assignment, unless expressly agreed otherwise between the Parties, the assigning Party shall remain primarily liable for performance of this Agreement.

13.3 The covenants, agreements, terms, and conditions contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the Parties hereto and upon their respective Affiliates, subsidiaries, heirs, executors, administrators, assigns, and successors in interest.

14. Notices, Entire Agreement, Amendments, Severability, No Waiver

14.1 Any Notice given or made under or in connection with this Agreement shall be made in accordance with Clause 33 of the Operation Services Agreement.

14.2 This Agreement constitutes the full understanding of the Parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement with respect to the matters set forth herein. This Agreement supersedes all prior agreements between the Parties, whether written or oral, relating to the same or similar subject matter.

14.3 No changes or amendments to this Agreement shall be binding unless made in writing and signed by the Party to be bound.

14.4 No waiver by either Party with respect to any breach or default, or enforcement of any right or remedy, and no course of dealing shall be deemed to constitute (i) a waiver of a subsequent breach or default of the same or a different provision; (ii) a waiver of subsequent enforcement of any right or remedy, or (iii) a continuing waiver of any kind, unless such waiver is expressed in writing signed by the Party to be bound.

14.5 In case any provision of this Agreement is declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15. Relationship between the Parties

15.1 The Parties agree that the relationship created by this Agreement is that of independent contractors. Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent between Alpharma and Hisun or their respective Affiliates; nor shall the Parties be deemed joint venturers for any purpose.

16. Interpretation

16.1 This Agreement is executed in the Chinese and English languages. Each version shall be equally authentic. In the event of an inconsistency between such versions, the English language version shall have priority.

16.2 The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement.

16.3 The headings to this Agreement are for ease of reference only and shall not be used to construe any provision.

16.4 The word "including" shall not limit a more general preceding phrase and the word "hereof" shall refer to this Agreement as a whole.

17. Counterparts.

17.1 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Hisun and Alpharma have caused this Lease Agreement to be duly signed in duplicate originals by their duly authorized representatives as of the day and year first above written.

ZHEJIANG HISUN PHARMACEUTICAL CO., LTD.

By: /s/ Bai Hua
Name: Bai Hua
Title: President

ALPHARMA (TAIZHOU) PHARMACEUTICAL CO., LTD.

By: /s/ Kenneth Stokholm
Name: Kenneth Stokholm
Title: General Manager

**** Indicates that material has been omitted and filed separately with the Securities and Exchange Commission.